Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President, COO & CFO

(434)773-2274

farrarj@amnb.com

AMERICAN NATIONAL BANKSHARES

REPORTS FIRST QUARTER EARNINGS

Danville, VA, April 22, 2021 – American National Bankshares Inc. (NASDAQ: AMNB) (“American National” or the “Company”) today reported first quarter 2021 earnings of $11.3 million, or $1.03 per diluted common share. Those results compare to net income of $8.5 million, or $0.77 per diluted common share, during the same quarter in the prior year, and net income of $8.8 million, or $0.80 per diluted common share, recognized for the fourth quarter of 2020.

President and Chief Executive Officer Jeffrey V. Haley commented, “We are certainly pleased with our first quarter results, with growth noted in revenues and in particular our noninterest lines of business. We are encouraged by the optimism surrounding the potential end of the pandemic and prospects for the economy with continued stimulus support.

“We were very active in the Paycheck Protection Program (“PPP”) during the quarter, with this program continuing to support our customers, while providing a meaningful contribution to both revenues and earnings. We continued to see excellent credit quality during the quarter, resulting in no additional allowance requirement or provision expense for the period. Noninterest revenues were strong for the quarter, with solid growth in our wealth, mortgage and insurance revenues. Operating expenses adjusted for the impacts of PPP were in line with expectations. Low interest rates, excess liquidity and light loan demand were headwinds during the quarter, but we saw some notable improvement in loan activity toward the end of the quarter and as we enter the second quarter.

“We have begun to return to the Bank and fully opened our lobbies to our customers with prudent safety protocols. We remain focused on supporting and protecting our employees, customers and communities while creating shareholder value.”

First quarter 2021 highlights include:

●	Earnings produced a return on average tangible common equity (annualized) of 18.45% for the first quarter of 2021, compared to 14.90% in the previous quarter and 15.32% for the same quarter in the prior year (non-GAAP).

●	Average deposits grew 1.8% during the quarter and 24.8% over the same quarter of 2020; the cost of interest-bearing deposits decreased to 0.30% in the first quarter, compared to 0.43% in the previous quarter and 0.89% in the same quarter of the prior year.

●	Fully taxable equivalent (“FTE”) net interest margin was 3.20% for the quarter, down from 3.22% in the fourth quarter of 2020 and from 3.52% in the same quarter of the prior year (non-GAAP).

●	Noninterest revenues increased $1.7 million, or 40.3%, when compared to the previous quarter, and increased $1.4 million, or 31.7%, compared to the same quarter in the prior year.

●	Noninterest expense decreased $594 thousand, or 4.1%, when compared to the previous quarter, and increased $731 thousand, or 5.5%, when compared to the same quarter in the prior year.

●	The Company had no provision for loan losses in the first quarter of 2021, compared to a provision of $585 thousand for the previous quarter, and a provision of $953 thousand in the same quarter in the prior year. Annualized net charge-offs were 0.00% for the first quarter of 2021, down from 0.01% for the corresponding quarter in the prior year and 0.05% for the fourth quarter of 2020.

●	Nonperforming assets as a percentage of total assets were 0.10% at March 31, 2021, down from 0.12% at December 31, 2020 and 0.16% at March 31, 2020.

SMALL BUSINESS ADMINISTRATION’s (“SBA’s”) PPP

The Company continued to participate in the SBA’s PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act in the first quarter of 2021. There were 805 loans processed for approximately $80.7 million from the second round of the program. In addition to the new loans, $105.1 million of first round loans from 2020 were forgiven in first quarter 2021 compared to $56.4 million in the fourth quarter of 2020. Total outstanding net PPP loans were $183.8 million at March 31, 2021 down from $211.3 at December 31, 2020. Total PPP fees recognized in net interest income during the quarter were $2.9 million compared to the prior quarter’s $2.4 million as a result of the forgiveness. The interest income from the total PPP portfolio generated $526,000 in revenues for the first quarter compared to $639,000 in the previous quarter.

NET INTEREST INCOME

Net interest income for the first quarter of 2021 was $22.4 million, an increase of $277 thousand, or 1.3%, from the prior quarter and an increase of $2.5 million, or 12.6%, from the first quarter of 2020. The FTE net interest margin for the quarter was 3.20%, down from 3.22% in the prior quarter and down from 3.52% in the same period a year ago (non-GAAP). The first quarter of 2021 benefited from the recognition of a higher level of remaining net fees on PPP loans that were forgiven during the quarter. The increase in net interest income from the same quarter in the prior year was attributable to the PPP program and reduced deposit costs from a significantly lower rate environment.

The Company’s FTE net interest margin includes the impact of acquisition accounting fair value adjustments. During the first quarter of 2021, net accretion related to acquisition accounting amounted to $948 thousand compared to $1.2 million in the prior quarter and $957 thousand for the same period in 2020. Estimated remaining net accretion from acquisitions for the periods indicated is as follows (dollars in thousands):

For the remaining nine months of 2021	$1,299
For the years ending (estimated):
2022	1,203
2023	689
2024	416
2025	302
2026	185
Thereafter	536

ASSET QUALITY

Nonperforming assets (“NPAs”) totaled $2.9 million as of March 31, 2021 down from $3.7 million at December 31, 2020, and down from $4.0 million at March 31, 2020. NPAs as a percentage of total assets were 0.10% at March 31, 2021, compared to 0.12% at December 31, 2020 and 0.16% at March 31, 2020.

There was no provision expense for the first quarter of 2021, as compared to $585 thousand for the previous quarter and $953 thousand for the same period in the previous year. The first quarter of 2021 warranted a significantly lower provision than the fourth quarter of 2020 based on loan activity, an improving economy, ongoing low charge-off and delinquency rates, and overall strong asset quality metrics. However, risk levels in general remain elevated particularly in certain industry segments. The allowance for loan losses was $21.4 million at March 31, 2021 and December 31, 2020 and $14.1 million at March 31, 2020. Annualized net charge-offs as a percentage of average loans outstanding were 0.00% for the first quarter of 2021, compared to 0.05% in the previous quarter and 0.01% for the same period in the prior year. The allowance as a percentage of loans held for investment was 1.08% at March 31, 2021 compared to 1.06% at December 31, 2020 and 0.76% at March 31, 2020. Excluding PPP loans, the allowance as a percentage of loans was 1.19% at both March 31, 2021 and December 31, 2020.

American National continues to utilize a Disaster Assistance Program for borrowers in accordance with Section 4013 of the CARES Act. At March 31, 2021, American National had interest only deferrals to customers with outstanding balances amounting to $19.3 million, representing less than 1.0% of total loans held for investment, which compares to $30.0 million, or 1.5%, of total loans held for investment, at December 31, 2020. At March 31, 2021 $16.4 million of the $19.3 million was the result of second and third interest deferrals.

NONINTEREST INCOME

Noninterest income increased $1.7 million, or 40.3%, to $5.9 million for the quarter ended March 31, 2021 from $4.2 million in the prior quarter and increased $1.4 million, or 31.7%, from the same period in the prior year. The largest increases for the first quarter over the previous quarter were in income from mortgage banking, up $276 thousand or 26.5%; income from small business investment companies, up $192 thousand or 81.4%; and income from insurance investments, up $846 thousand or over 100%, respectively. Comparing the first quarter of 2021 to the first quarter of 2020, increases were noted in all categories except for service charges on deposit accounts, securities gains, net, and losses on premises and equipment, net.

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2021 amounted to $14.1 million, down $594 thousand, or 4.1%, when compared to the $14.7 million for the previous quarter and up $731 thousand, or 5.5%, from $13.3 million during the same period in the previous year. The first quarter of 2021 reflects a reduction in salaries and benefits expense associated with the deferral of $604 thousand in costs associated with the origination of PPP loans during the quarter. The fourth quarter of 2020 included $650 thousand in pension and salary expenses resulting from a voluntary early retirement package recognized as one-time costs. The increase from the first quarter of 2020 was attributable primarily to increases in salaries and benefits and occupancy expense reflecting normal growth, and the benefit of small bank credits in the FDIC assessment line item for 2020 that reduced expenses.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2021 and December 31, 2020 was 20.9%. This compares to 15.7% for the same period in the prior year. In the quarter ended March 31, 2020, the Company benefited from a provision of the CARES Act which allowed it to recognize a tax benefit for the net operating loss (NOL) five-year carryback of the NOL acquired in the acquisition of HomeTown Bankshares Corporation in 2019. An income tax benefit was realized on the NOL for the difference between the 21% corporate tax rate and the higher rate of 35% in effect prior to 2018.

BALANCE SHEET

Total assets at March 31, 2021 and December 31, 2020 were $3.1 billion and increased $578.4 million from the first quarter of 2020. The balance sheet at March 31, 2021 reflected a slight shift in the mix of assets from the previous quarter but primarily remained constant. The growth over the same period a year ago is primarily due to loan and deposit growth associated with the PPP program and growth in core deposits during the period.

At March 31, 2021, loans held for investment (net of deferred fees and costs) were $2.0 billion, a decrease of $36.4 million, or 7.2% annualized, from December 31, 2020. The change was primarily a result of the changes discussed previously from the PPP. Excluding PPP loans, loans held for investment were slightly lower, contracting $8.9 million or 0.5% from year-end 2020.

Investment securities amounted to $482.1 million at March 31, 2021, with growth of $16.1 million, or 3.4%, compared to December 31, 2020, and growth of $139.4 million, or 40.7%, compared to March 31, 2020.

Deposits amounted to $2.6 billion at March 31, 2021 and December 31, 2020, with growth of $561.9 million, or 27.1%, compared to the first quarter of 2020. The growth over the previous quarter and the prior period of 2020 is a result of continued higher than average cash balances being maintained by customers as elevated savings rates and liquidity patterns continue. This pattern has been prevalent since the second quarter of 2020 and is consistent with trends with other commercial banks.

The Company continues to be well-capitalized as defined by regulators, with tangible common equity to tangible assets of 8.42% at March 31, 2021 as compared to 8.34% at December 31, 2020 and 9.61% at March 31, 2020. The Company’s common equity Tier 1, Tier 1, total, and Tier 1 leverage capital ratios were 12.74%, 14.16%, 15.56% and 9.56%, respectively at March 31, 2021.

ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.0 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

NON-GAAP FINANCIAL MEASURES

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

FORWARD-LOOKING STATEMENTS

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the impacts of the ongoing COVID-19 pandemic; (2) expected revenue synergies and cost savings from acquisitions and depositions; (3) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (4) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (5) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (6) accounting principles, policies, and guidelines; and (7) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

American National Bankshares Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
Unaudited

	March 31,
ASSETS	2021	2020

Cash and due from banks	$33,266	$39,602
Interest-bearing deposits in other banks	383,984	69,968

Securities available for sale, at fair value	482,143	342,769
Restricted stock, at cost	8,024	8,682
Loans held for sale	17,929	2,666

Loans, net of deferred fees and costs	1,978,640	1,854,928
Less allowance for loan losses	(21,416)	(14,065)
Net Loans	1,957,224	1,840,863

Premises and equipment, net	39,336	39,632
Other real estate owned, net	443	984
Goodwill	85,048	85,048
Core deposit intangibles, net	5,710	7,301
Bank owned life insurance	28,635	27,970
Other assets	31,690	29,580

Total assets	$3,073,432	$2,495,065

Liabilities
Demand deposits -- noninterest-bearing	$907,721	$567,772
Demand deposits -- interest-bearing	455,457	343,291
Money market deposits	688,051	524,234
Savings deposits	236,518	181,564
Time deposits	344,787	453,806
Total deposits	2,632,534	2,070,667

Customer repurchase agreements	39,205	42,114
Long-term borrowings	35,656	35,567
Other liabilities	24,244	23,424
Total liabilities	2,731,639	2,171,772

Shareholders' equity
Preferred stock, $5 par, 2,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par, 20,000,000 shares authorized, 10,958,171 shares outstanding at March 31, 2021 and 10,957,502 shares outstanding at March 31, 2020	10,894	10,898
Capital in excess of par value	153,651	153,817
Retained earnings	178,015	157,064
Accumulated other comprehensive income (loss), net	(767)	1,514
Total shareholders' equity	341,793	323,293

Total liabilities and shareholders' equity	$3,073,432	$2,495,065

American National Bankshares Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited

	For the Three Months Ended
	3/31/21	12/31/20	3/31/20
Interest and Dividend Income:
Interest and fees on loans	$22,273	$22,654	$21,321
Interest and dividends on securities:
Taxable	1,632	1,536	2,037
Tax-exempt	103	103	112
Dividends	119	121	132
Other interest income	77	84	264
Total interest and dividend income	24,204	24,498	23,866

Interest Expense:
Interest on deposits	1,287	1,821	3,312
Interest on short-term borrowings	11	22	129
Interest on long-term borrowings	483	509	506
Total interest expense	1,781	2,352	3,947

Net Interest Income	22,423	22,146	19,919
Provision for loan losses	—	585	953

Net Interest Income After Provision for Loan Losses	22,423	21,561	18,966

Noninterest Income:
Trust fees	1,206	1,025	1,012
Service charges on deposit accounts	622	677	721
Other fees and commissions	1,139	1,037	941
Mortgage banking income	1,318	1,042	549
Securities gains, net	—	—	814
Brokerage fees	218	192	211
Income from Small Business Investment Companies	428	236	55
Income (loss) from insurance investments	788	(58)	48
Losses on premises and equipment, net	(49)	(13)	(82)
Other	252	83	226
Total noninterest income	5,922	4,221	4,495

Noninterest Expense:
Salaries and employee benefits	7,518	8,225	7,360
Occupancy and equipment	1,533	1,470	1,366
FDIC assessment	224	206	95
Bank franchise tax	438	425	426
Core deposit intangible amortization	381	391	427
Data processing	778	764	763
Software	329	342	356
Other real estate owned, net	117	26	(9)
Other	2,747	2,810	2,550
Total noninterest expense	14,065	14,659	13,334

Income Before Income Taxes	14,280	11,123	10,127
Income Taxes	2,991	2,329	1,585
Net Income	$11,289	$8,794	$8,542

Net Income Per Common Share:
Basic	$1.03	$0.80	$0.77
Diluted	$1.03	$0.80	$0.77
Weighted Average Common Shares Outstanding:
Basic	10,971,466	10,975,349	11,025,185
Diluted	10,976,177	10,978,931	11,031,310

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2021	2020	2020
EARNINGS
Interest income	$24,204	$24,498	$23,866
Interest expense	1,781	2,352	3,947
Net interest income	22,423	22,146	19,919
Provision for loan losses	—	585	953
Noninterest income	5,922	4,221	4,495
Noninterest expense	14,065	14,659	13,334
Income taxes	2,991	2,329	1,585
Net income	11,289	8,794	8,542

PER COMMON SHARE
Net income per share - basic	$1.03	$0.80	$0.77
Net income per share - diluted	1.03	0.80	0.77
Cash dividends paid	0.27	0.27	0.27
Book value per share	31.19	30.77	29.50
Book value per share - tangible (a)	22.91	22.47	21.08
Closing market price	33.07	26.21	23.90

FINANCIAL RATIOS
Return on average assets	1.49%	1.18%	1.37%
Return on average common equity	13.19	10.48	10.56
Return on average tangible common equity (a)	18.45	14.90	15.32
Average common equity to average assets	11.31	11.30	12.99
Tangible common equity to tangible assets (a)	8.42	8.34	9.61
Net interest margin, taxable equivalent	3.20	3.22	3.52
Efficiency ratio (a)	47.70	53.92	54.46
Effective tax rate	20.95	20.94	15.65

PERIOD-END BALANCES
Securities	$490,167	$474,806	$351,451
Loans held for sale	17,929	15,591	2,666
Loans, net	1,978,640	2,015,056	1,854,928
Goodwill and other intangibles	90,758	91,139	92,349
Assets	3,073,432	3,050,010	2,495,065
Assets - tangible (a)	2,982,674	2,958,871	2,402,716
Deposits	2,632,534	2,611,330	2,070,667
Customer repurchase agreements	39,205	42,551	42,114
Long-term borrowings	35,656	35,630	35,567
Shareholders' equity	341,793	337,894	323,293
Shareholders' equity - tangible (a)	251,035	246,755	230,944

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2021	2020	2020
AVERAGE BALANCES
Securities (b)	$458,760	$372,529	$369,730
Loans held for sale	11,237	8,601	3,156
Loans, net	2,009,166	2,063,397	1,829,125
Interest-earning assets	2,814,291	2,754,455	2,274,920
Goodwill and other intangibles	90,976	91,358	91,738
Assets	3,026,952	2,971,505	2,491,591
Assets - tangible (a)	2,935,976	2,880,147	2,399,853
Interest-bearing deposits	1,740,418	1,701,395	1,495,565
Deposits	2,582,539	2,536,363	2,069,927
Customer repurchase agreements	43,746	40,819	41,519
Other short-term borrowings	—	—	3
Long-term borrowings	35,640	35,617	35,554
Shareholders' equity	342,231	335,671	323,573
Shareholders' equity - tangible (a)	251,255	244,313	231,835

CAPITAL
Weighted average shares outstanding - basic	10,971,466	10,975,349	11,025,185
Weighted average shares outstanding - diluted	10,976,177	10,978,931	11,031,310

COMMON STOCK REPURCHASE PROGRAM
Total shares of common stock repurchased	54,023	—	140,526
Average price paid per share of common stock	$29.51	$—	$35.44

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$21,403	$21,088	$13,152
Provision for loan losses	—	585	953
Charge-offs	(22)	(331)	(105)
Recoveries	35	61	65
Ending balance	$21,416	$21,403	$14,065

LOANS
Construction and land development	$159,801	$140,071	$141,154
Commercial real estate - owner occupied	364,549	373,680	376,554
Commercial real estate - non-owner occupied	628,742	627,569	576,809
Residential real estate	266,595	269,137	301,284
Home equity	100,643	104,881	118,030
Commercial and industrial	447,109	491,256	331,507
Consumer	11,201	8,462	9,590
Total	$1,978,640	$2,015,056	$1,854,928

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)
	1st Qtr	4th Qtr	1st Qtr
	2021	2020	2020
NONPERFORMING ASSETS AT PERIOD-END
Nonperforming loans:
90 days past due and accruing	162	262	459
Nonaccrual	2,323	2,434	2,579
Other real estate owned	443	958	984
Nonperforming assets	$2,928	$3,654	$4,022

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	1.08%	1.06%	0.76%
Allowance for loan losses to nonperforming loans	861.81	793.88	462.97
Nonperforming assets to total assets	0.10	0.12	0.16
Nonperforming loans to total loans	0.13	0.13	0.16
Annualized net charge-offs to average loans	0.00	0.05	0.01

OTHER DATA
Fiduciary assets at period-end (c) (d)	$666,653	$614,016	$492,850
Retail brokerage assets at period-end (c) (d)	$382,419	$362,022	$235,359
Number full-time equivalent employees (e)	340	342	355
Number of full service offices	26	26	26
Number of loan production offices	1	1	1
Number of ATM's	36	37	38

Notes:

(a) -	This financial measure is not calculated in accordance with GAAP. For a reconciliation of non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" at the end of this release.
(b) -	Average does not include unrealized gains and losses.
(c) -	Market value.
(d) -	Assets are not owned by American National and are not reflected in the consolidated balance sheet.
(e) -	Average for quarter.

Net Interest Income Analysis
For the Three Months Ended March 31, 2021 and 2020
(Dollars in thousands)
Unaudited

			Interest
	Average Balance		Income/Expense (a)		Yield/Rate

	2021	2020	2021	2020	2021	2020
Loans:
Commercial	$464,677	$332,920	$5,790	$3,543	5.05%	4.28%
Real estate	1,548,091	1,489,319	16,390	17,663	4.23	4.74
Consumer	7,635	10,042	127	157	6.75	6.29
Total loans (b)	2,020,403	1,832,281	22,307	21,363	4.43	4.67

Securities:
U.S. Treasury	15,303	9,049	12	36	0.31	1.59
Federal agencies & GSEs	105,337	103,311	305	576	1.16	2.23
Mortgage-backed & CMOs	258,003	197,774	973	1,144	1.51	2.31
State and municipal	58,493	40,825	315	288	2.15	2.82
Other	21,624	18,771	275	264	5.09	5.63
Total securities	458,760	369,730	1,880	2,308	1.64	2.50

Deposits in other banks	335,128	72,909	77	264	0.09	1.46

Total interest-earning assets	2,814,291	2,274,920	24,264	23,935	3.46	4.21

Non-earning assets	212,661	216,671

Total assets	$3,026,952	$2,491,591

Deposits:
Demand	$450,953	$331,357	40	123	0.04	0.15
Money market	683,948	515,339	276	1,188	0.16	0.93
Savings	227,404	178,896	7	53	0.01	0.12
Time	378,113	469,973	964	1,948	1.03	1.67
Total deposits	1,740,418	1,495,565	1,287	3,312	0.30	0.89

Customer repurchase agreements	43,746	41,519	11	129	0.10	1.25
Other short-term borrowings	—	3	—	—	—	1.01
Long-term borrowings	35,640	35,554	483	506	5.42	5.69
Total interest-bearing liabilities	1,819,804	1,572,641	1,781	3,947	0.40	1.01

Noninterest bearing demand deposits	842,121	574,362
Other liabilities	22,796	21,015
Shareholders' equity	342,231	323,573
Total liabilities and shareholders' equity	$3,026,952	$2,491,591

Interest rate spread					3.06%	3.20%
Net interest margin					3.20%	3.52%

Net interest income (taxable equivalent basis)			22,483	19,988
Less: Taxable equivalent adjustment ©			60	69
Net interest income			$22,423	$19,919

Notes:

(a) -	Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) -	Nonaccrual loans are included in the average balances.
(c) -	A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

American National Bankshares Inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2021	2020	2020
EFFICIENCY RATIO
Noninterest expense	$14,065	$14,659	$13,334
Add/subtract: gain/loss on sale of OREO	(111)	(8)	27
Subtract: core deposit intangible amortization	(381)	(391)	(427)
	$13,573	$14,260	$12,934

Net interest income	$22,423	$22,146	$19,919
Tax equivalent adjustment	60	69	69
Noninterest income	5,922	4,221	4,495
Subtract: gain on securities	—	—	(814)
Add: loss on fixed assets	49	13	82
	$28,454	$26,449	$23,751

Efficiency ratio	47.70%	53.92%	54.46%

TAX EQUIVALENT NET INTEREST INCOME
Non-GAAP measures:
Interest income - loans	$22,307	$22,697	$21,363
Interest income - investments and other	1,957	1,870	2,572
Interest expense - deposits	(1,287)	(1,821)	(3,312)
Interest expense - customer repurchase agreements	(11)	(22)	(129)
Interest expense - other short-term borrowings	—	—	—
Interest expense - long-term borrowings	(483)	(509)	(506)
Total net interest income	$22,483	$22,215	$19,988
Less non-GAAP measures:
Tax benefit on nontaxable interest - loans	(34)	(43)	(42)
Tax benefit on nontaxable interest - securities	(26)	(26)	(27)
GAAP measures	$22,423	$22,146	$19,919

RETURN ON AVERAGE TANGIBLE EQUITY
Return on average equity (GAAP basis)	13.19%	10.48%	10.56%
Impact of excluding average goodwill and other intangibles	5.26	4.42	4.76
Return on average tangible equity (non-GAAP)	18.45%	14.90%	15.32%

TANGIBLE EQUITY TO TANGIBLE ASSETS
Equity to assets ratio (GAAP basis)	11.12%	11.08%	12.96%
Impact of excluding goodwill and other intangibles	(2.70)	(2.74)	(3.35)
Tangible equity to tangible assets ratio (non-GAAP)	8.42%	8.34%	9.61%

TANGIBLE BOOK VALUE
Book value per share (GAAP basis)	$31.19	$30.77	$29.50
Impact of excluding goodwill and other intangibles	(8.28)	(8.30)	(8.42)
Tangible book value per share (non-GAAP)	$22.91	$22.47	$21.08